Exhibit 99

CNB Corporation Shareholder Letter

March 9, 2012

Dear Shareholder:

I am writing to let you know that Citizens National Bank has a substantial financial relationship with Cheboygan Memorial Hospital, and this communication is to address the recent announcement of the hospital’s bankruptcy filing and the fact it faces closure unless an acceptable buyer can be found.

When the hospital began experiencing financial difficulty Citizens National Bank, in concert with other community banks with a financial interest in the hospital and the United States Department of Agriculture, reached out to offer Cheboygan Memorial Hospital assistance in identifying an alternative to bankruptcy. Unfortunately, the hospital’s management team and board of trustees, based on the analysis and advice of the consultants retained, determined that bankruptcy was the most appropriate option.

While the direct financial impact of the hospital’s actions to the Bank is estimated to be $2.4 million, the Bank has sufficient capital to absorb the loss and still maintain a well-capitalized position. I cannot stress enough how opposed the Bank was and is to the hospital’s decision to file bankruptcy, particularly without having fully explored other options. As a secured creditor the Bank will do everything possible throughout the bankruptcy proceeding to ensure healthcare is maintained in Cheboygan while minimizing its loss. This situation will, in spite of ongoing efforts to reinstitute dividend payments to our shareholders, definitely impact that plan.

Recognizing a reality of the bankruptcy is an impending loss of jobs that will affect some of our customers; the Bank is preparing to reach out to these customers to encourage a dialogue in order to review their circumstance. Our goal will be to determine how the Bank might be able to offer assistance to minimize their financial difficulty. The potential of restructuring mortgages, auto and other loan products will be pursued, thereby minimizing the chance of future potential losses to the Bank.

That being said, Citizens National Bank has and continues to be committed to the idea of community. While we do not agree that bankruptcy was the best option for the hospital, going forward our efforts will be focused on doing what is in the best interest of preserving healthcare locally.

As a life-long resident of Cheboygan, I know that our community will weather this difficult time. Citizens National Bank is committed to being part of the solution. As always, I am available to discuss this or other matters relating to the corporation with you. Please feel free to call or stop in.

Sincerely,

Susan A. Eno

President & CEO